As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-248760

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-3703799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

(973) 802-6000

(Address, including Zip Code, of Principal Executive Office)

THE PRUDENTIAL FINANCIAL, INC. 2016 OMNIBUS INCENTIVE PLAN

THE PRUDENTIAL FINANCIAL, INC. 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Margaret M. Foran

Chief Governance Officer, Senior Vice President and Corporate Secretary

Prudential Financial, Inc.

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

(973) 802-7001

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	(1)	(1)	(1)	(1)

(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File No. 333- 248760), filed September 11, 2020. Therefore, no further registration fee is required.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Prudential Financial, Inc. (the “Registrant” or the “Company”) had previously filed the Registration Statement on Form S-8, filed September 11, 2020, File No. 333-248760 (the “Registration Statement”), being amended hereby with respect to equity-based compensation incentives granted pursuant to the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). At the Registrant’s annual meeting of shareholders held May 11, 2021, the Registrant’s shareholders approved the adoption of the Prudential Financial, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”). Pursuant to the terms of the 2021 Plan, upon such approval, the 2016 Plan was merged into the 2021 Plan, thereby making available for the grant of awards under the 2021 Plan any authorized shares of Common Stock then available for grants under the 2016 Plan or that would again become available for grant upon the subsequent forfeiture of such awards made under the 2016 Plan. Under the terms of the 2021 Plan, all awards granted under the 2016 Plan and outstanding as of the date of such shareholder action continued in full force and effect, subject to their original terms.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference as of their respective dates of filing (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on February 19, 2021 (the “Form 10-K”);

(2)

the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 6, 2021, and for the quarter ended June 30, 2021 filed with the Commission on August 5, 2021;

(3)	the Company’s Current Reports on Form 8-K filed with the Commission on February 10, 2021, May 4, 2021, May 12, 2021, July 19, 2021 and July 29, 2021;

(4)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended, since December 31, 2020; and

(5)	the description of the Company’s common stock, which is filed as Exhibit 4.2 to the Form 10-K, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this post-effective amendment.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock will be passed on for the Company by Margaret M. Foran, Senior Vice President, Chief Governance Officer and Corporate Secretary of the Company, who is eligible to receive awards under the 2016 Plan and the 2021 Plan.

Item 6.	Indemnification of Directors and Officers.

The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act (“NJBCA”), as amended, provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer by reason of his or her being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article V, Section (f) of Prudential Financial, Inc.’s certificate of incorporation provides that no director shall be personally liable to Prudential Financial, Inc. or any of its shareholders for damages for breach of duty as a director, except for liability based upon an act or omission (i) in breach of the director’s duty of loyalty to Prudential Financial, Inc. or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulted in receipt by such director of an improper personal benefit.

Article VIII, Section 1 of the by-laws of Prudential Financial, Inc. provides that Prudential Financial, Inc. shall indemnify the following persons:

(a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including any appeal thereon) (other than an action by or in the right of Prudential Financial, Inc.) by reason of the fact that such person is or was a director, officer or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc., and, with respect to any criminal action or proceeding, such person has no reasonable cause to believe his or her conduct was unlawful; or

(b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (whether civil, criminal, administrative, arbitrative or investigative) by or in the right of Prudential Financial, Inc. to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of Prudential Financial, Inc. , or is or was serving at the request of Prudential Financial, Inc. as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys’ fees) judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc.; provided, however, that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to Prudential Financial, Inc. or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by such person of an improper personal benefit.

For directors and officers of the level of Senior Vice President or above, the determination of entitlement to indemnification must be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Policies of insurance are maintained by the Registrant with unrelated insurers under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Prudential Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s January 22, 2015 Current Report on Form 8-K)

4.2	Amended and Restated By-laws of Prudential Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s September 10, 2020 Current Report on Form 8-K)

5.1*	Legal Opinion of Margaret M. Foran

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Margaret M. Foran (included in Exhibit 5.1)

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 of the Registrant’s September 11, 2020 Registration Statement on Form S-8)

99.1	Prudential Financial, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrants December 31, 2017 Annual Report on Form 10-K)

99.2	Prudential Financial, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 31st day of August, 2021.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Margaret M. Foran
	Name:	Margaret M. Foran
	Title:	Chief Governance Officer, Senior Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 31, 2021.

NAME	TITLE
/S/ CHARLES F. LOWREY Charles F. Lowrey	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)

/S/ KENNETH Y. TANJI Kenneth Y. Tanji	Chief Financial Officer (Principal Financial Officer)

/S/ ROBERT D. AXEL Robert D. Axel	Senior Vice President and Controller (Principal Accounting Officer)

THOMAS J. BALTIMORE, JR.* Thomas J. Baltimore, Jr.	Director

GILBERT F. CASELLAS* Gilbert F. Casellas	Director

ROBERT M. FALZON* Robert M. Falzon	Director

MARTINA HUND-MEJEAN* Martina Hund-Mejean	Director

WENDY E. JONES** Wendy E. Jones	Director

KARL J. KRAPEK* Karl J. Krapek	Director

PETER R. LIGHTE* Peter R. Lighte	Director

GEORGE PAZ* George Paz	Director

SANDRA PIANALTO* Sandra Pianalto	Director

CHRISTINE A. POON* Christine A. Poon	Director

DOUGLAS A. SCOVANNER* Douglas A. Scovanner	Director

MICHAEL A. TODMAN* Michael A. Todman	Director

By:*	/s/ MARGARET M. FORAN
Margaret M. Foran, as attorney-in-fact

**	Signature not included – not members of the Board at the time original Registration Statement on Form S-8 was filed.